EXHIBIT 99

News Release For further information contact: Raphael Gross / Sheryl Freeman of ICR 203-682-8253 / 646-277-1284

Dave & Buster’s Entertainment, Inc. Announces Fourth Quarter and Full Year 2014 Financial Results

Achieves Record-Setting Adjusted EBITDA and Margins for Fourth Quarter and Full Year

Issues Full Year 2015 Guidance

DALLAS, TX — (Globe Newswire) — April 7, 2015 — Dave & Buster's Entertainment, Inc., (NASDAQ: PLAY), (“Dave & Buster’s” or “the “Company”), an owner and operator of dining and entertainment venues, today announced financial results for its fourth quarter and full year 2014, which ended on February 1, 2015. The Company also issued guidance for the full year 2015.

Key highlights from the fourth quarter 2014 compared to the fourth quarter 2013 include:

▪	Total revenues increased 20.8% to $207.1 million from $171.4 million.
▪	Comparable store sales increased 10.5%.
▪	Opened three stores in the fourth quarter of fiscal 2014.
▪	Adjusted EBITDA*, a non-GAAP measure, increased 28.1% to $51.5 million from $40.2 million. As a percentage of total revenues, Adjusted EBITDA increased approximately 140 basis points to 24.9%.
▪	Net income of $14.7 million, or $0.34 per diluted share, compared to net income of $4.9 million, or $0.14 per diluted share, for the fourth quarter last year.
▪	Pro forma net income**, a non-GAAP measure, was $14.1 million, or $0.33 per diluted share, compared to $7.7 million, or $0.18 per diluted share, in the fourth quarter 2013.

Key highlights from the full year 2014 compared to the full year 2013 include:

▪	Refinanced long-term debt to a more simplified term loan structure which significantly reduced interest expense.
▪	Raised $98.6 million in net proceeds through an initial public offering and repaid $100 million of indebtedness.
▪	Total revenues increased 17.5% to $746.8 million from $635.6 million.
▪	Comparable store sales increased 7.3%.
▪	Opened eight stores compared to five stores in fiscal 2013.
▪	Adjusted EBITDA*, a non-GAAP measure, increased 22.5% to $165.1 million from $134.8 million. As a percentage of total revenues, Adjusted EBITDA increased approximately 90 basis points to 22.1%.
▪	Net income of $7.6 million, or $0.21 per diluted share, compared to net income of $2.2 million, or $0.06 per diluted share, for the full year 2013.
▪	Pro forma net income**, a non-GAAP measure, was $32.8 million, or $0.76 per diluted share, compared to $16.9 million, or $0.40 per diluted share, for the full year 2013.

* A reconciliation of Adjusted EBITDA and Store-level EBITDA to Net income, the most directly comparable financial measure presented in accordance with GAAP, is set forth in the attachment to this release.

** A reconciliation of Pro forma net income to Net income, the most directly comparable financial measure presented in accordance with GAAP, is set forth in the attachment to this release.

"2014 was a fantastic year for Dave & Buster’s. We generated record-setting revenues, Adjusted EBITDA, and Adjusted EBITDA margins and ended on a high note with an exceptional fourth quarter performance. D&B Sports played an important role in our 10.5% comparable store sales growth during the fourth quarter, but our sales growth across geographies, operating days, and day-parts demonstrates that Dave & Buster’s brand appeal is much broader than just sports. The synergistic combination of dining, entertainment, and sports viewing in one destination, makes us the first choice for frequent fun,” said Steve King, Chief Executive Officer.

King continued, “We have now outpaced the competitive industry benchmark for eleven consecutive quarters, demonstrating the strong appeal of ‘Eat Drink Play and Watch’ versus conventional casual dining and other entertainment options. I applaud the entire team for taking our brand to new heights.”

King concluded, “In 2015, we intend to open seven to eight stores beginning with two in each of the first and second quarters. We will also be remodeling three stores and creating D&B Sports lounges in five additional stores to ensure that our facilities remain fresh and relevant for our intended audience. With a long-term market potential in North America in excess of 200 stores, we have a significant whitespace opportunity to expand our domestic store base, and over time, will explore international development options as well.”

Review of Fourth Quarter 2014 Operating Results

Total revenues increased 20.8% to $207.1 million from $171.4 million in the fourth quarter of 2013. Across all stores, Food and Beverage revenues increased 17.6% to $103.0 million and Amusements and Other revenues increased 24.2% to $104.0 million.

Comparable store sales increased 10.5% in the fourth quarter of 2014 compared to a 0.7% increase in the same period last year. Our comparable store sales increase was driven by a 12.1% increase in walk-in sales and a 3.1% increase in special events sales. Non-comparable store revenues increased by $20.4 million in the fourth quarter of 2014 to $44.4 million, principally fueled by 108 additional store weeks from two stores opened in the fourth quarter of 2013 and eight stores opened in 2014.

Store-level EBITDA* increased 31.0% to $61.2 million in the fourth quarter of 2014 from $46.7 million in last year’s fourth quarter. As a percentage of total revenues, Store-level EBITDA increased approximately 230 basis points to 29.6%.

Adjusted EBITDA* increased 28.1% to $51.5 million in the fourth quarter of 2014 from $40.2 million in last year’s fourth quarter. As a percentage of total revenues, Adjusted EBITDA increased approximately 140 basis points to 24.9%.

Operating income increased to $28.0 million in the fourth quarter of 2014 from $18.3 million in last year’s fourth quarter. As a percentage of total revenues, operating income increased approximately 280 basis points to 13.5%.

Net income increased to $14.7 million, or $0.34 per diluted share (43.3 million diluted share base), compared to $4.9 million, or $0.14 per diluted share (34.0 million diluted share base), in last year’s fourth quarter. Pro forma net income, a non-GAAP measure, was $14.1 million, or $0.33 per diluted share, compared to $7.7 million, or $0.18 per diluted share, in the fourth quarter of 2013.

Development

We opened three new stores during the fourth quarter in Albuquerque, New Mexico; Portland, Oregon; and Greenville, South Carolina, each of which is located in a new state and new market for Dave & Buster’s. That brought our total openings for the year to eight stores in 2014.

Total capital additions (net of tenant improvement allowances) for 2014 were $97.8 million and included development costs for store openings, several remodeling and related projects, new games and maintenance capital. Capital additions were lower than the expected range of $105 million to $110 million due to the timing of some expenditures.

In 2015, we plan to open seven to eight new stores and relocate one existing store. The majority of our 2015 new store openings will be in the large store format. We currently have five stores under construction. Total capital additions (net of tenant improvement allowances) are expected in the $116 million to $126 million range and include development costs for store openings, one store relocation, several remodeling and related projects, new games and maintenance capital.

Financial Outlook

We are providing the following financial outlook for 2015, which ends on January 31, 2016.

▪	Total revenues of $808 million to $822 million.
▪	Comparable store sales increase of 3.0% to 4.0%.
▪	Adjusted EBITDA* of $182 million to $187.5 million.
▪	Effective tax rate of approximately 37% to 38%.
▪	Net income of $36.7 million to $40.4 million.
▪	Diluted share count of 43.7 million to 43.9 million.

Conference Call Today

Management will hold a conference call today to discuss these results at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). The conference call can be accessed over the phone by dialing (877) 719-9801 or for international callers by dialing (719) 325-4879. A replay will be available after the call for one year beginning at 7:00 p.m. Central Time (8:00 p.m. Eastern Time) and can be accessed by dialing (877) 870-5176 or for international callers by dialing (858) 384-5517; the passcode is 2885032.

Additionally, a live and archived webcast of the conference call will be available at www.daveandbusters.com under the Investor Relations section.

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster's Entertainment, Inc., an owner and operator of 72 venues in North America as of April 7, 2015 that combine dining and entertainment and offer customers the opportunity to “Eat Drink Play and Watch,” all in one location. Dave & Buster’s offers a full menu of “Fun American New Gourmet” entrées and appetizers, a full selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. Dave & Buster's currently has stores in 30 states and Canada.

Forward Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by our level of indebtedness, general business and economic conditions, the impact of competition, the seasonality of the company’s business, adverse weather conditions, future commodity prices, guest and employee complaints and litigation, fuel and utility costs, labor costs and availability, changes in consumer and corporate spending, changes in demographic trends, changes in governmental regulations, unfavorable publicity, our ability to open new stores, and acts of God. Dave & Buster’s intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more appropriate information becomes available, except as required by law.

Non-GAAP Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: EBITDA, Adjusted EBITDA, Store-level EBITDA, Pro forma net income (loss), and Pro forma net income (loss) per share (collectively the "non-GAAP financial measures"). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The Company also believes that these measures provide useful information to investors regarding our operating performance and our capacity to incur and service debt and fund capital expenditures and are used by many investors, analysts and rating agencies as a measure of performance. In addition, Adjusted EBITDA is consistent with that reported to our lenders to allow for leverage-based assessments. The non-GAAP measures used by the Company in this press release may be different from the methods used by other companies.

DAVE & BUSTER'S ENTERTAINMENT, INC.
Condensed Consolidated Balance Sheets
(in thousands)

ASSETS	February 1, 2015	February 2, 2014

Current assets:

Cash and cash equivalents	$70,876	$38,080

Other current assets	72,404	61,264

Total current assets	143,280	99,344

Property and equipment, net	436,048	388,093

Intangible and other assets, net	371,361	374,321

Total assets	$950,689	$861,758

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities	$126,140	$113,044

Other long-term liabilities	136,832	114,089

Long-term debt, less current liabilities, net unamortized discount	429,020	484,177

Stockholders' equity	258,697	150,448

Total liabilities and stockholders' equity	$950,689	$861,758

DAVE & BUSTER'S ENTERTAINMENT, INC.
Consolidated Statements of Operations (Unaudited)
(in thousands, except share and per share data)

	13 Weeks Ended		13 Weeks Ended
	February 1, 2015		February 2, 2014

Food and beverage revenues	$103,048	49.8%	$87,603	51.1%
Amusement and other revenues	104,021	50.2%	83,768	48.9%
Total revenues	207,069	100.0%	171,371	100.0%

Cost of food and beverage (a)	26,183	25.4%	21,589	24.6%
Cost of amusement and other (b)	15,018	14.4%	12,182	14.5%
Total cost of products	41,201	19.9%	33,771	19.7%
Operating payroll and benefits	49,352	23.8%	41,456	24.2%
Other store operating expenses	55,323	26.7%	49,430	28.8%
General and administrative expenses	13,112	6.3%	9,535	5.6%
Depreciation and amortization expense	18,547	9.0%	17,004	9.9%
Pre-opening costs	1,559	0.8%	1,865	1.1%
Total operating costs	179,094	86.5%	153,061	89.3%

Operating income	27,975	13.5%	18,310	10.7%

Interest expense, net	4,963	2.4%	11,930	7.0%
Loss on debt retirement	-	0.0%	-	0.0%

Income before provision for income taxes	23,012	11.1%	6,380	3.7%
Provision for income taxes	8,352	4.0%	1,503	0.9%
Net income	$14,660	7.1%	$4,877	2.8%

Net income per share:
Basic	$0.37		$0.15
Diluted	$0.34		$0.14
Weighted average shares used in per share calculations (c):
Basic shares	39,969,230		33,191,811
Diluted shares	43,341,818		34,034,149

Other information:
Company-owned and operated stores open at end of period (d)	73		66

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods shown:

	13 Weeks Ended		13 Weeks Ended
	February 1, 2015		February 2, 2014
Net income	$14,660	7.1%	$4,877	2.8%
Add back: Interest expense, net	4,963		11,930
Loss on debt retirement	-		-
Provision for income taxes	8,352		1,503
Depreciation and amortization	18,547		17,004
EBITDA	46,522	22.5%	35,314	20.6%
Add back: Loss on asset disposal	504		448
Currency transaction loss	128		438
Reimbursement of affiliate and other expenses	32		170
Transaction and other costs	673		79
Share-based compensation	348		299
Pre-opening costs	1,559		1,865
Change in deferred amusement revenue and
ticket liability	1,719		1,565
Adjusted EBITDA	$51,485	24.9%	$40,178	23.4%

EBITDA	$46,522	22.5%	$35,314	20.6%
Add back: General and administrative expenses	13,112		9,535
Pre-opening costs	1,559		1,865
Store-level EBITDA	$61,193	29.6%	$46,714	27.3%

(a) Cost of food and beverage percentage is calculated by dividing product cost by food and beverage revenue.

(b) Cost of amusement and other percentage is calculated by dividing product cost by amusement and other revenue.

(c) Historical share data has been adjusted to give effect to the 224.9835679 to 1 stock split of our common stock that was effective on October 9, 2014.

(d) Our Kensington/Bethesda, Maryland location (which permanently closed on August 12, 2014) is included in our store count for fiscal 2013.

DAVE & BUSTER'S ENTERTAINMENT, INC.
Consolidated Statements of Operations
(in thousands, except share and per share data)

	52 Weeks Ended		52 Weeks Ended
	February 1, 2015		February 2, 2014

Food and beverage revenues	$359,125	48.1%	$310,111	48.8%
Amusement and other revenues	387,626	51.9%	325,468	51.2%
Total revenues	746,751	100.0%	635,579	100.0%

Cost of food and beverage (a)	92,122	25.7%	77,577	25.0%
Cost of amusement and other (b)	54,353	14.0%	47,437	14.6%
Total cost of products	146,475	19.6%	125,014	19.7%
Operating payroll and benefits	175,709	23.5%	150,172	23.6%
Other store operating expenses	225,763	30.2%	199,537	31.4%
General and administrative expenses	44,574	6.0%	36,440	5.8%
Depreciation and amortization expense	70,868	9.5%	66,337	10.4%
Pre-opening costs	9,501	1.3%	7,040	1.1%
Total operating costs	672,890	90.1%	584,540	92.0%

Operating income	73,861	9.9%	51,039	8.0%

Interest expense, net	34,789	4.7%	47,809	7.5%
Loss on debt retirement	27,578	3.7%	-	0.0%

Income before provision for income taxes	11,494	1.5%	3,230	0.5%
Provision for income taxes	3,858	0.5%	1,061	0.2%
Net income	$7,636	1.0%	$2,169	0.3%

Net income per share:
Basic	$0.22		$0.07
Diluted	$0.21		$0.06
Weighted average shares used in per share calculations (c):
Basic shares	35,314,884		33,187,776
Diluted shares	37,126,048		34,030,115

Other information:
Company-owned and operated stores open at end of period (d)	73		66

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods shown:

	52 Weeks Ended		52 Weeks Ended
	February 1, 2015		February 2, 2014
Net income	$7,636	1.0%	$2,169	0.3%
Add back: Interest expense, net	34,789		47,809
Loss on debt retirement	27,578		-
Provision for income taxes	3,858		1,061
Depreciation and amortization	70,868		66,337
EBITDA	144,729	19.4%	117,376	18.5%
Add back: Loss on asset disposal	1,771		2,631
Currency transaction loss	124		622
Reimbursement of affiliate and other expenses	504		722
Transaction and other costs	2,189		256
Share-based compensation	2,212		1,207
Pre-opening costs	9,501		7,040
Change in deferred amusement revenue and
ticket liability	4,097		4,936
Adjusted EBITDA	$165,127	22.1%	$134,790	21.2%

EBITDA	$144,729	19.4%	$117,376	18.5%
Add back: General and administrative expenses	44,574		36,440
Pre-opening costs	9,501		7,040
Store-level EBITDA	$198,804	26.6%	$160,856	25.3%

(a) Cost of food and beverage percentage is calculated by dividing product cost by food and beverage revenue.

(b) Cost of amusement and other percentage is calculated by dividing product cost by amusement and other revenue.

(c) Historical share data has been adjusted to give effect to the 224.9835679 to 1 stock split of our common stock that was effective on October 9, 2014.

(d) Our Kensington/Bethesda, Maryland location (which permanently closed on August 12, 2014) is included in our store count for fiscal 2013.

DAVE & BUSTER'S ENTERTAINMENT, INC.
Reconciliation of Net Income to Pro Forma Net Income (Unaudited)
(in thousands, except share and per share data)

	13 Weeks Ended		52 Weeks Ended
	February 1, 2015	February 2, 2014	February 1, 2015	February 2, 2014
Net Income, as reported	$14,660	$4,877	$7,636	$2,169

Interest expense, net (a)	4,963	11,930	34,789	47,809
Loss on debt retirement (a)	-	-	27,578	-
Proforma Interest expense based on reduced debt balance (b)	(4,963)	(4,895)	(19,889)	(19,771)
Share-based compensation (c)	348	299	2,212	1,207
Proforma Share-based compensation (d)	(1,020)	(1,020)	(3,635)	(3,635)
Transaction Costs (e)	644	55	1,756	55
Incremental public company costs (f)	(200)	(400)	(1,400)	(1,600)
Benefit for income taxes (g)	8,352	1,503	3,858	1,061
Pre-tax pro forma net income	22,784	12,349	52,905	27,295
Pro forma provision for income taxes (g)	8,658	4,693	20,104	10,372
Pro forma net income	$14,126	$7,656	$32,801	$16,923

Pro forma net income per share :
Pro forma basic	$0.35	$0.19	$0.82	$0.42
Pro forma diluted	$0.33	$0.18	$0.76	$0.40

Weighted average shares used in per share calculations:
Basic shares (h)	39,969,228	39,956,531	39,969,228	39,952,481
Diluted shares (i)	43,341,816	42,747,958	42,905,945	42,759,134

(a) Reflects the adjustment to eliminate the historic net interest expense and loss on debt retirement for all periods presented.

(b) Represents interest expense on our current post-IPO debt balance of $430,000 as if the balance were outstanding at February 4, 2013. This interest expense assumes a change in interest rate from 4.5% to 4.25% due to the reduction of our total leverage ratio on a post-IPO basis.

(c) Reflects the elimination of historic share-based compensation expense including costs associated with accelerated vesting and modification of options at the date of the IPO.

(d) Represents an estimate of the recurring stock compensation expense that will be incurred subsequent to our IPO. Expense is primarily related to grants under the 2014 Stock Incentive Plan which was approved by our Board of Directors in October 2014.

(e) Reflects the elimination of certain legal, accounting and consulting costs incurred investigating potential capital market transactions, expenses recognized in the third quarter of 2014 for IPO-related costs that were not capitalized as part of our initial public offering and expenses recognized in the fourth quarter of 2014 related to follow-on offering of our common stock.

(f) Represents an estimate of recurring incremental legal, accounting, insurance and other compliance costs we expect to incur as a public company.

(g) For comparability the provision for taxes is added back to arrive at pre-tax Adjusted net income (loss); then an estimated 38% tax rate is applied to arrive at Pro forma net income (loss).

(h) Basic shares for periods prior to the offering are determined by adjusting the historic common shares outstanding in each period to give effect to the 224.9835679 for 1 stock split which occurred immediately prior to the IPO and reflecting the 6,764,705 issued in connection with our IPO as if they were outstanding at February 4, 2013.

(i) Diluted shares reflect the Basic shares as calculated above and the stock split effected common stock equivalents in each period presented.